Restricted Stock Agreement

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is made as of the award date set forth in the grant, between WOLVERINE WORLD WIDE, INC., a Delaware corporation (“Wolverine”), and the employee identified in the grant (“Employee”).

The Wolverine World Wide, Inc. Stock Incentive Plan of 2016, as amended and restated and as it may be further amended from time to time (the “Plan”) is administered by the Compensation Committee of Wolverine’s Board of Directors (the “Committee”). The Committee has determined that Employee is eligible to participate in the Plan. The Committee has awarded restricted stock to Employee, subject to the terms and conditions contained in this Agreement and in the Plan.

Employee acknowledges receipt of a copy of the Plan and accepts this restricted stock award subject to all of the terms, conditions, and provisions of this Agreement and the Plan.

1.    Award. Wolverine hereby awards to Employee shares of Wolverine’s common stock, $1 par value, as set forth in the grant, and subject to restrictions imposed under this Agreement and the Plan (the “Restricted Stock”).

2.    Transferability. Until the restrictions lapse as set forth in paragraph 3 below, the Plan provides that Restricted Stock granted under this Agreement is generally not transferable by Employee except by will or according to the laws of descent and distribution, and further provides that all rights with respect to the Restricted Stock are exercisable during Employee’s lifetime only by Employee, Employee’s guardian, or legal representative. Wolverine shall place an appropriate code upon the representing shares of Restricted Stock awarded under this Agreement and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

3.    Lapsing of Restrictions. The restrictions imposed on the Restricted Stock awarded pursuant to this Agreement shall lapse on [December 23, 2020] [April 17, 2021]. The period during which Restricted Stock is subject to restrictions imposed by the Plan and under this Agreement shall be known as “Restricted Period.”

4.    Termination of Employment Status. If the Employee’s employment with Wolverine or any of its subsidiaries terminates during the Restricted Period for any reason, all Restricted Stock shall automatically be forfeited and returned to Wolverine.

5.    Employment by Wolverine. The award of Restricted Stock under this Agreement shall not impose upon Wolverine or any subsidiary any obligation to retain Employee in its employ for any given period or upon any specific terms of employment. Wolverine or any subsidiary may at any time dismiss Employee from employment, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in any written agreement with Employee. By accepting this Award, Employee reaffirms the obligations of any Employee Confidentiality, Intellectual Property Protection, and Restrictive Covenant Agreement or similar agreement, previously entered into between Wolverine and Employee.

6.    Stockholder Rights.    During the Restricted Period, Employee shall have all voting, dividend, liquidation, and other rights with respect to the Restricted Stock held of record by Employee as if Employee held unrestricted common stock; provided, however, that the unvested portion of any Restricted Stock award shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Agreement or the Plan. Any non-cash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as those relating to the Restricted Stock awarded under this Agreement. After the restrictions applicable to the Restricted Stock lapse, Employee shall have all stockholder rights, including the right to transfer the shares, subject to such conditions as Wolverine may reasonably specify to ensure compliance with federal and state securities laws.

7.    Withholding. Unless otherwise agreed by Wolverine in its sole discretion, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to the Restricted Stock award under this Agreement, determined at the maximum marginal tax rates applicable to Employee as determined by Wolverine shall be effected through the mandatory sale of shares acquired hereunder upon vesting of the Restricted Stock pursuant to which a broker acceptable to Wolverine shall sell the applicable number of shares and remit the cash proceeds thereof to Wolverine. The payment of any dividends hereunder shall be subject to such tax withholding arrangements as determined by Wolverine. If permitted by Wolverine in its sole discretion with respect to the vesting of the Restricted Stock, Wolverine or one of its subsidiaries shall be entitled to (a) withhold and deduct from Employee’s future wages (or from other amounts that may be due and owing to Employee from Wolverine or a subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to the Restricted Stock award under this Agreement, including, without limitation, the award or vesting of, or payments of dividends with respect to, the Restricted Stock; or (b) require Employee promptly to remit the amount of such withholding to Wolverine or a subsidiary before taking any action with respect to the Restricted Stock. Employee agrees that Employee shall not make an election under Section 83(b) of the Code with respect to the Restricted Stock.

8.    Effective Date. This award of Restricted Stock shall be effective as of the grant date set forth in the grant.

9.    Amendment. This Agreement shall not be modified except in a writing executed by the parties hereto.

10.    Agreement Controls. The Plan is hereby incorporated in this Agreement by reference. Capitalized terms not defined in this Agreement shall have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Agreement shall control.

WOLVERINE WORLD WIDE, INC.

Michael D. Stornant
Sr Vice President and Chief Financial Officer